EXHIBIT 23.2









                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
TDI Consolidated Corporation:

                  We consent to the incorporation by reference herein of our report dated June 3, 2004, with respect to the statements of assets and liabilities of the Northern Operations of Eckerd drugstores (a business of TDI Consolidated Corporation) as of January 31, 2004 and January 25, 2003 and the related statements of revenues and expenses and cash flows for the fiscal years ended January 31, 2004, January 25, 2003 and January 26, 2002.


(signed) KPMG LLP

January 24, 2005
Tampa, Florida